CERTIFIED RESOLUTIONS

      I, John F. Splain, Assistant Secretary of Total Return US Treasury Fund, Inc., Managed Municipal Fund, Inc., North American Government Bond Fund, Inc. and ISI Strategy Fund, Inc. (collectively, the "Funds"), hereby certify that the following resolutions were adopted by the Board of Directors of the Funds on September 20, 2007, and that such resolutions have not been rescinded, amended or modified and on the date hereof are in full force and effect:

         RESOLVED, with respect to each of Total Return U.S. Treasury Fund, Inc., Managed Municipal Fund, Inc., North American Government Bond Fund, Inc. and ISI Strategy Fund, Inc. (each a "Fund" and, together, the "Funds"), that taking into consideration all relevant factors, it is the determination of the Board, including a majority of the disinterested Directors (as defined in section 2(a)(19) of the Investment Company Act of 1940 (the "1940 Act"), that the joint Fidelity Bond (the "Bond") issued by Great American Insurance Company effective November 1, 2007 to October 31, 2008, in the amount of $2,050,000, is reasonable and is in the best interests of the Funds; and

         FURTHER RESOLVED, that taking into consideration all relevant factors, it is the determination of the Board, including a majority of the disinterested Directors (as defined in section 2(a)(19) of the 1940 Act), that each Fund shall be allocated a portion of the premium equal to the proportion that the minimum amount of fidelity bond coverage required for each Fund individually under Rule 17g-1 of the 1940 Act bears to the total limit; and

         FURTHER RESOLVED, that the appropriate officers of the Funds be, and each hereby are, authorized and directed to prepare, execute and file such supplements to the Bond and to pay all premiums and make such filings as may be necessary to maintain or increase the current amount of fidelity bond coverage in accordance with the 1940 Act, and the rules thereunder; and

         FURTHER RESOLVED, that the Funds may enter into an agreement with all other insureds under the Bond providing that in the event recovery is received under the Bond as a result of a loss sustained by the registered management investment company and one or more other named insureds, the applicable Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which it would have received had it provided and maintained a single insured bond.

      IN WITNESS WHEREOF, I have hereunto signed my name this 30th day of November, 2007.

                                         /s/ John F. Splain
                                        -----------------------------------
                                        John F. Splain, Assistant Secretary